EXHIBIT 10.146

                           OPERATING AGREEMENT BETWEEN
                    MR. NG MAN SUN AND NONA MORELLIS II INC.

                               OPERATING AGREEMENT

                             Casino Gaming Interests


         THIS AGREEMENT is made and entered into this day of February 1996 by and between Mr. Ng Man Sun ("Ng") doing business as Dragon Sight International Amusement [Macau] Company (hereinafter collectively referred to as "Dragon") and NuOasis International Inc, a corporation organized under the laws of the United States, state of California (hereinafter referred to as "NuOasis").

         WHEREAS, the parties hereto are the Owners (as defined herein) one hundred percent (100%) of the interest in the profits generated by the casino gaming activities conducted by Dragon at the Hyatt Hotel Tapia Island and the Holiday Inn Hotel in Macau (hereinafter referred to as the "Casinos"), all as more particularly described in Exhibit "B" attached hereto and by this reference made a part hereof; and,

         WHEREAS, the parties hereto desire to more clearly define and set forth the procedures and methods for the operation of the Casinos.

         NOW, THEREFORE, in consideration of the premises mutual covenants and agreements contained herein, and for the purpose of operating the jointly-owned interest in the Casinos, the parties hereto agree as follows:

1.       Definitions

         A. Net Profits Interest - means each Owners interest in the net operating profits from the casino gaming facilities as more particularly described in the attached Exhibit "A", and as the same may be amended or supplemented from time to time by written agreement of the parties hereto.

          B. Owners - shall mean Dragon and NuOasis, and their respective successors in interest.

         C. Operator - means any of the parties to this Agreement who is designated or who is subsequently selected or becomes the person or party responsible for the operation and maintenance of the Casinos in the manner and procedure set forth in this Agreement.

          D. Non-Operators - shall mean any Owner who is or are not designated or selected as the Operator of the Casinos.

          E. Quarter - means calendar quarter, or that multi-monthly accounting period stipulated by the Operator.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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          F.  Accounting  Procedure  - means  the  procedure,  plan  and  method established by the Operator to be utilized in the determination of the expenses allocatable to the operation and the administration of the Casinos.

          G. Costs - means all expenditures incurred pursuant to this Agreement and determined in accordance with the Accounting Procedure and such other expenditures as are herein chargeable as costs of the operating Casinos.

2.       Operation of The Casinos

         A. Ownership and Sharing of Revenues and Costs - Exhibit "B", attached hereto and as amended from time to time, lists all of the Owners of the Casinos and their respective percentage or Net Profits Interests under this Agreement. Unless changed by other provisions, all costs and liabilities incurred in operations of the Casinos under this Agreement shall be borne and paid, and all equipment and material acquired in operations of the Casino shall be owned by the parties, as their interests are shown in said exhibit. All revenues and operating costs will be borne by the Operator for the joint account of all Owners and the net operating profits shall also be owned by the parties in the same manner during the term hereof; provided, however, this shall not be deemed an assignment or cross-assignment of interests covered hereby.

         B. Management of the Casinos subject to the provisions of this Agreement - the Operator shall have the right and obligation to manage, maintain and operate the Casinos for the exclusive benefit of the Owners, and shall supervise and control all matters necessary to the accomplishment of the purposes of and in accordance with the terms and conditions of this Agreement.

          C. The Operator - Dragon is hereby designated as the initial Operator of the Casinos.

         D. Resignation or Replacement of Operator - The Operator may resign at any time upon sixty (60) days' written notice to the Owners; provided, however, that a sale or transfer by the Operator of its entire interest in the Casinos shall constitute a resignation as the Operator effective as of the date of the sale or transfer. In the event of sale or transfer by the Operator of its entire interest in the Casinos, the Operator shall however continue to act for a maximum of sixty (60) days as the Operator to permit selection of a Successor Operator unless the Successor Operator takes over the duties of Operator prior to the expiration of such period.

         The Operator may be removed by the affirmative vote of Owners of at least fifty percent (50%) in the Net Profits Interest in the Casinos, and such removal shall be effective sixty (60) days after delivery to the Operator of written notice of removal, this period to be utilized by the Owners to select a Successor Operator Pursuant to the terms hereof.

         In the event the Operator is removed under the foregoing situation, then the majority interest Owner at that time shall act as temporary Operator until the Successor Operator is selected.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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         E. Election of Successor  Operator - Upon the resignation or removal of the Operator, a Successor Operator shall be mutually agreed upon by the Owners. In the event there are, at any time, more than two Owners, the Successor Operator shall be selected by the affirmative vote of at least fifty percent (50%) interest in the Net Profits Interest in the Casinos. Each Owner shall have a voting interest equal to its percentage of Net Profits Interest in the Casinos. Should the parties be unable to agree on a new Operator, the selection of the Successor Operator shall be determined by a board of arbitration.

         F. Compliance with Rules and Regulations - The Operator shall perform its duties and discharge its obligations hereunder in a good and workmanlike manner in accordance with the rules, order, laws or regulations of any governmental, regulatory or administrative body with jurisdiction over the Casinos or operations thereof.

         G. No Liens or Encumbrances - The Operator shall keep the Casinos free from all liens and encumbrances occasioned by operations hereunder, except only the lien granted to the Operator herein and such other liens as may be authorized by the Owners.

         H. Hold Harmless - The Operator shall hold each Owner harmless from any lien or encumbrance on its or his interest in the Casinos resulting from the failure of the Operator to pay, liquidate and discharge all claims, obligations and charges attributable to such interest for which such Owner has theretofore paid to the Operator such Owner's proportionate part.

         I. Employee Costs and Relations - The Operator shall furnish the labor, supervision, marketing and accounting, and other services reasonably necessary and required for the efficient operation of the Casinos. The number of employees utilized in the conduct of operations hereunder, their selection, hours of labor and compensation shall be determined by the Operator. Such employees shall be the employees of the Operator, which shall pay their wages, salaries and employee benefits; provided, however, that the wages and salaries paid to such casino employees shall be at rates not exceeding those being paid from time to time for similar work on other operations in the general area of the Casinos.

         J. Emergency Expenditures - In case of explosion, fire, flood or other emergency, the Operator may take such action and incur such expense (without regard to any limitation on expenses elsewhere herein provided) as in the Operator's good faith and opinion are required to deal with the emergency and to safeguard life and property. The Operator shall report, as promptly as possible, the details of the emergency to the Owners, which report, if oral, shall be confirmed in writing.

         K. Operator Reports - The Operator shall conduct all operations hereunder in a good and workmanlike manner and, in the absence of any specific written instructions unanimously agreed to by all Owners, shall have the right and duty to conduct such operations in accordance with its best judgment of what a prudent Operator would do under the same or similar circumstances. The Operator shall consult with Owners and obtain the affirmative approval of all Owners, with respect to all matters of importance arising in connection with the ownership, operation and maintenance of the Casinos.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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         L. Owners  Right to Audit - Any Owner  shall have the right,  at its or his expense, to cause books and records of the Casinos to be audited by Owner's personnel or representatives or by independent certified public accountants.

         M. Indemnification - Inasmuch as the Operator is responsible for the operation, management, maintenance and operation of Casinos, Operator shall, at its sole cost and expense, indemnify, protect and save Owners, and their respective directors, officers and employees, from and against any and all actions, or causes of action, claims, demands, liabilities, loss, damage, injury, cost or expense of whatever kind or nature, including costs of litigation, attorney fees, and reasonable expenses in connection therewith, brought or presented by any person, firm or corporation whatsoever (including but not limited to, third parties, employees of Owners, employees of Operator, and their dependents and personal representatives) for injuries to or the death of any person, or damage to or loss of property alleged or claimed to have been caused by, or to have resulted from the negligence of Operator in connection with the operation, maintenance or management of the Casinos. Operator further agrees that its obligations of indemnification hereunder including any and all expenses, costs, claims, penalties or liability of whatever kind or nature resulting from the failure of Operator to abide by and comply with any and all applicable laws, codes, rules or regulations of any governmental, administrative or regulatory authority or body with jurisdiction over the ownership, operation or management of the Casinos.

3.       Distribution of Net Profits, Costs and Expenses

         A. Development and Operating Costs - Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Casinos pursuant to this Agreement and shall charge such operations, or each of the Owners directly, if allowed by the nature of their respective interest, with their respective proportionate share upon the expense basis provided in the Accounting Procedure. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

          Operator, at its election, shall have the right from time to time to demand and received from the other owners directly, if allowed by the nature of their respective interest, payment in advance of their respective share of the estimated amount of the expense to be incurred in operation of the Casinos during the next succeeding quarter, which right may be exercised only by submission to each such owner of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding quarter. Each owner shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any owner fails to pay its share of said estimate within said time, the amount due shall bear interest as provided for herein until paid. Proper adjustment shall be made quarterly between advances and actual expense to the end that each owner shall bear and pay its proportionate share of actual expenses incurred, and no more.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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         B. Expension  Costs - All costs and expenses  incurred in  enlargements and expansions of and additions to the Casinos shall be charged and paid by Owners, in the proportion of their respective interests in the Net Profits Interests in the Casinos, in whichever of the following methods Owners deem proper in each particular instance.

         C. Net Operating Profits - All net operating profits generated from operations at the Casinos shall be credited and paid to the Owners in the proportion of their respective Net Profits Interest in the Casinos upon the basis set in Exhibit "B" attached hereto.

         D. Record Keeping - Operator shall keep accurate and systematic records and accounts with respect to the investment in and the operation and maintenance of the Casinos, to which shall be charged all costs and expenses properly chargeable thereto under this Agreement and to which shall be credited all receipts from all sources. Such entries shall be supported, where appropriate, by purchase order, invoices, payrolls and other customary records.

         E. Owners Failure to Pay Costs - Operator shall initially pay all such costs and expenses incurred in the operation, maintenance, management, administration and supervision of the Casinos and, if required by the nature of such Owners interest in the Casinos, each Owner shall reimburse Operator for its or his proportionate part thereof as herein provided. Should any Owner hereto fail to reimburse Operator for such Owner's proportionate part of such costs and expenses within twenty (20) business days after the receipt of statement therefor, same shall bear interest at the rate of ten percent (10%) per annum from the expiration of such twenty (20) business day period until paid, and if such default shall thereafter continue for an additional period of thirty (30) business days, Operator shall have the right, at its option, at any time thereafter while such default continues, to foreclose the lien hereinafter provided for upon the interest of such defaulting Owner.

         F. Limitation of Expenditures - Operator, if making or incurring a single expenditure or the undertaking of any project hereunder over and above the normal operating and maintenance functions in excess of One Million Hong Kong Dollars ($1,000,000) in lieu of advancing costs and expenses, may, at its election, require the other Owner or Owners, if required by the nature of such Owners interest in the Casinos, to advance their respective proportions of the costs and expenses of operating, maintaining, managing, administering and supervising the Casinos by submitting on or before the last day of the calendar quarter an itemized estimate of such costs and expenses for the succeeding calendar quarter, together with request for payment by each of the Owners of their proportionate parts thereof.

          G. Adjustments to Owners Account - All books of account, records, charts and files of Operator bearing on matters dealt with in this Agreement shall be preserved for a period of four (4) years (and longer, if required by any governmental authority having jurisdiction), and shall, at the request of Non-Operating Owners, be made available at reasonable times for inspection, audit, the making of copies and the taking of data therefrom. Any errors in the accounts, calculations or statements of Operator which are discovered within two
(2) years after the rendering of the statement containing the error shall be corrected and appropriate adjustment made; and if it be an error in the amount of any payment made or due to be made by one party to the other, appropriate payments or refunds or credits shall be made during the month in which the error or errors are discovered, acknowledged or finally determined.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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         H.  Accounting - Subject to the terms  hereof,  all income  received by
Operator and derived from the operation of the Casinos, from whatever source derived, shall be distributed or accounted for to the respective Owners, as their Net Profits Interests may appear, on a quarterly basis.

4.       Security of Operator

         A. Lien in Favor of Operator - To secure the payment of all sums (including interest, court costs and reasonable attorney's fees) due, or to become due, to Operator hereunder, each Owner hereby grants to Operator a first and superior lien upon Owner's interest in Net Profits Interest in the Casinos, which lien may be enforced and foreclosed as any other mortgage lien when such Owner is in default in payments to Operator. Operator shall have the right, in event of default by an Owner in making any payment provided for herein, to collect, receive and retain Owner's interest in said Net Profits Interest in the Casinos, and proceeds of a sale, for application on said indebtedness (including interest) until same is paid.

         B. Financing Statement - Upon request by the Operator, the Owners shall execute a Memorandum of Operating Agreement, Security Agreement and Financing
Statement to secure the lien and security interest to the Operator. Such Memorandum may be filed of record to perfect the lien and security interest granted to Operator when the Operating Agreement becomes effective.

5.       Voting of Owners

         Each Owner shall have a voting interest equal to its percentage of ownership in the Net Profits Interest in the Casinos. Failure of an Owner to vote on any matter requiring approval of the Owners shall constitute a vote against the proposal. Any vote hereunder may be taken by mail and, if so taken, the failure of an Owner to return its or his ballot within twenty (20) business days after receipt thereof shall constitute a vote against the proposal.

6.       Insurance

          A. Coverage Required - Operator shall carry the following insurance:

                  (i) Workmen's Compensation and Employer's Liability Insurance in accordance with the laws of Macau, covering all employees engaged in the performance of work hereunder.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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                  (ii)  Comprehensive  General  Liability  Insurance,  including premises and operations liability, protective liability, contractual liability and product liability (if applicable), with limits for bodily injury or death and with limits for property damage in amounts typical for other gaming activities conducted in Macau.

                  (iii) Insurance covering physical damage to the Casinos on a Named Peril basis, to include but not be limited to fire and lightning, extended coverage (windstorm, tornado, hail, explosion, riot, civil commotion, smoke, aircraft and land vehicles) and vandalism and malicious mischief.

          B. Cost - The cost of all such insurance (including any deductible amounts under the provisions of any of the policies) shall be charged as an expense of operating the Casinos.

         C. Subcontractors, Consultants and Vendors - Operator shall require that all contractors performing work or services for the Casinos carry insurance of the kinds described above, in such amounts as Operator shall determine.

         D. Claims in excess of coverage: Additional Insurance - All losses, costs and expenses (including court costs and attorney's fees) not covered or only partially covered by such insurance, shall be charged against the operations of the Casinos in the proportion of the perspective Net Profits Interests in the Casinos, except as otherwise provided for herein. Any Owner may individually purchase, at its or his sole expense, additional insurance to protect such Owner against losses not covered by insurance carried by the Operator.

7.       Transfer of Interests

         All sales, transfers, assigns or other conveyances of the interest of any Owner in the Casinos shall be made expressly subject to this Agreement and shall not be binding on any of the parties hereto other than the Owner selling, transferring, assigning or conveying the same, unless and until a certified copy of the instrument evidencing such change in ownership has been delivered to Operator and Owners. All such sales, transfers, assigns or conveyances of an interest in the Casinos, whether expressly so stated or not, shall operate to impose upon the party or parties acquiring such interests, its or their proportionate part of all costs and expenses and other obligations chargeable hereunder to such interest and shall likewise operate to give and grant to the party, or parties acquiring such interest, its or their proportionate part of all benefits accruing hereunder, effective as of the date of such transfer.

8.       Confidentiality

          Proprietary data and information with respect to the Casinos and the Owners shall be treated as confidential and shall not be divulged to others by the Operator or the Owners unless mutual agreement to the contrary is obtained from all parties concerned, or unless such disclosure is required of by law or court order. Operator and Non-Operator(s) further agree that no party hereto shall distribute any information or photographs regarding the Casinos or the Operator to the press or other media without the approval of all parties. The only exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operating failure, loss of human life or other clear emergency exclude care. Operator is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities if time does not permit the obtaining of prior approval by Non-Operator(s). Operator shall thereupon promptly advise Non-Operator(s) of the information so furnished. This paragraph shall survive termination of this Agreement for a period of two (2) years.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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9.       Term and Option to Purchase

         A. Term - This Agreement shall be effective as of the date first written above and shall continue in full force and effect until terminated by either party upon ninety (90) days' written notice to the other. Termination of this Agreement shall not, however, relieve any of the parties of any liabilities or obligations incurred hereunder.

         B. Owners Right to Purchase - If, in the judgment of any Owner, the operation of the Casinos is unprofitable and such Owner desires to discontinue operations of the Casinos, such Owner will notify all other Owners in writing of that fact. Any Owner, or Owners, desiring to continue operation of the Casinos shall thereafter have the option for a period of forty-five (45) days to acquire all of the interest in the Casinos owned by the Owner desiring to abandon operations by paying to such Owner a sum equal to such Owner's proportionate share of the fair market value of the Casinos. Fair market value for this purpose is defined as the highest price that a willing and well-informed buyer would pay and a willing and well-informed seller would accept if the property were immediately exposed to the market for a reasonable period of time. Should the parties be unable to agree on the fair market value, they shall jointly select a qualified, independent appraiser to determine such value. The findings of such appraiser shall be binding on all parties, and the appraiser's fee shall be equally shared by the parties involved. The Owner desiring to abandon operations may, at its or his option, require the Owners desiring to continue operations to assume all costs of operation while said appraisal is in progress, in which event all net profits from the Casinos made and income accruing during such period shall belong to the Owners desiring to continue Casinos operations. It is agreed by the parties hereto that the provisions of this paragraph shall not apply to any Owner, or Owners, who merely desire to sell or transfer their interest in the Casinos without terminating the operation of the Casinos.

         C. Discontinued Operations - If no Owner desires to continue the operations of the Casinos, or if the Owners desiring to continue operations of the Casinos do not exercise the option granted them by subparagraph B above, Operator shall pursue whichever one of the following options the Owners shall approve:

                  (i) Operator shall dismantle the Casinos and make division of the salvageable material if feasible and practicable. The cost of dismantling the Casinos shall be charged against the Owners in proportion to their Net Profits Interest.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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                  (ii)  Operator  shall sell  Casinos  intact or as salvage and, after payment or any costs and expenses remaining unpaid, including, but not limited to, costs of selling said Casinos and/or the cost of cleaning up the Casinos sites, the net proceeds from such sale thereof shall be divided among the Owners in proportion to their respective Net Profits Interests in said Casinos.

10.      Relationship of Parties

         It is the intention of the parties hereto that neither this Agreement nor the operations hereunder shall create a partnership or association. The duties, obligations and liabilities of the Owners are intended to be and shall be separate and not joint or collective, and nothing contained in this Agreement, or any other agreement made pursuant hereto, shall ever be construed to create a partnership or association or to impose a partnership duty, obligation, or liability with respect to any one or more of the Owners. Each Owner shall be individually responsible only for its own obligations under this Agreement and, if the nature of such Owners interest requires it to do so, shall be liable only for its proportionate share of the costs and expenses incurred in the operation, maintenance, management or supervision of the Casinos.

11.      Laws, Regulations and Force Majeure

         A. Applicable Law - This Agreement and the maintenance and operation of the Casinos shall be subject to all valid and applicable laws, orders, rules and regulations made by duly constituted governmental or regulatory authorities or bodies with jurisdiction.

         B. Regulatory Reporting - It shall be the Operator's obligation to complete and submit any and all reports, etc., required by the rules, orders or regulations of any duly constituted governmental or regulatory body or authority with jurisdiction over the ownership, maintenance and operation of the Casinos, and Non-Operator(s) agree to assist Operator in every possible way in the preparation of any such report by providing Operator any and all necessary data, records and information when so requested by Operator.

         C. Force Majeure - Performance, other than of the obligation to pay money, by Operator of its covenants hereunder shall be excused for and so long as and to the extent that such performance is prevented by strikes, fires, floods, weather, lightning, explosions, Acts of God or the public enemy, governmental laws or regulations, inability or delay in obtaining right-of-way permits, easements, or material, and other happenings beyond the control of Operator, whether or not similar or dissimilar to the matters herein specifically enumerated. Performance shall be resumed within a reasonable time after such cause has been removed. Operator shall not be required, against its will, to settle any labor dispute.

12.      Further Burdens

          If any party hereto hereafter creates a royalty or net profits interest from its interest in the Casino or other burden against its interest in the Casinos, the party or parties entitled to receive the Net Profits Interest from the Casinos shall receive such net profits from the Casinos free and clear of burdens against such net profits from the Casinos created by such party, and the party creating such subsequent burden shall save the other parties harmless with respect to claims against their respective interest.

                                                        [NUOINTL\AGR:NGTERM.AGR]

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13.      Bankruptcy

         If, following the granting of relief under any bankruptcy code to any Owner hereto as debtor thereunder, this Agreement should be held to be an executory contract under such bankruptcy code, then any remaining Owners shall be entitled to a determination by debtor or any trustee for debtor within thirty
(30) days from the date an order for relief is entered under such bankruptcy code as to the rejection or assumption of this Agreement. In the event of an assumption, such party seeking determination shall be entitled to adequate assurances as to the future performance of debtor's obligation hereunder and the protection of the interest of all parties. The debtor shall satisfy its obligation to provide adequate assurances which are acceptable to the other Owner(s).

14.      Rights of Operator Against a Defaulting Party

         Unless the nature of the interest held by the Owner(s) of the Casinos precludes it, in the course of operating the casinos if any party fails or is unable to pay its proportionate share of costs in excess of revenues, Operator shall have the right to enforce the lien as provided herein, or Operator shall have the right to enforce the lien as provided herein. If the defaulting party is the Operator, the Non-Operator(s) shall select a new Operator pursuant to the terms hereof.

15.      Tax Election

         Each of the parties hereto subject to United States taxation hereby elects, under the authority of Section 761(a) of the United States Internal Revenue Code of 1954, to be excluded from the application of all of the provisions of Sub-chapter K of Chapter 1 of Sub-title 1A of the United States Internal Revenue Code of 1954 (the "US Tax Code"). If the income tax laws of the jurisdiction in which any property of the Casinos covered hereby is located contain or may hereafter contain provisions similar to those contained in the Sub-chapter K of the US Tax Code under which a similar election is permitted, each of the parties hereto agrees that such election shall be exercised. Each party hereto authorizes and directs the Operator to execute such an election or elections on its behalf, if appropriate, and to file the election with the proper governmental office or agency. If requested by the Operator or any Owner so to do, each party agrees to execute and join in such an election.

16.      Miscellaneous

          A. Beneficial Ownership - If at any time the interest of any party hereto is divided among and owned by two (2) or more co-owners, Operator may at its discretion require such co-owners to appoint a single representative with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the expenses, and to deal generally with, and with the power to bind, the co-owners of such party's interest within the scope of the operations embraced in this Agreement.

                                                        [NUOINTL\AGR:NGTERM.AGR]

         B. Survival - All representations, warranties, and covenants made by any party in this Agreement shall survive the termination hereof for two (2) years from the effective date of such termination.

         C. Additional Documents - At any time and from time to time, after the effective date of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to its interest in the Casinos, or otherwise to carry out the intent and purposes of this Agreement.

         D. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance

         E. Notices - All notices and other communications hereunder shall either be in writing and shall be deemed to have been given if delivered in person, sent by overnight delivery service or sent by facsimile transmission, to the parties hereto, or their designees, as follows:

                  To Dragon:                Mr Ng Man Sun
                                            Dragon Sight International Amusement
                                            (Macau) Company
                                            Room 3078, Diamond Square
                                            3/F Shun Tak Centre
                                            200 Connaught Road Central Hong Kong
                                            Telephone: 011-852-2-559-8859
                                            Facsimile: 011-852-2-540-5020

                  To NuOasis:               NuOasis International Inc.
                                            c/o Nona Morelle's II Inc.
                                            2 Park Plaza, Suite 470
                                            Irvine, California USA 92714
                                            Telephone: +714-833-2094
                                            Facsimile: +714-833-7854

          F. Headings - The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                                                        [NUOINTL\AGR:NGTERM.AGR]

          G. Counterparts - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          H. Applicable Law - Notwithstanding that this Agreement was negotiated and is being contracted for in the Bahamas and any conflict-of-law provision to the contrary, the Agreement shall be governed by the laws of the Commonwealth of the Bahamas.

          I. Assignment - This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         M. Entire Agreement - This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

          N. Severability - If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

          O. Amendment - This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

         P. Facsimile Counterparts - A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        NuOasis International Inc.

Attest:

                                        By:  /s/       Fred G. Luke
                                           -----------------------------------
Name:                                        Name:     Fred G. Luke
Title:                                       Title:    President

                                                        [NUOINTL\AGR:NGTERM.AGR]

                                        Mr Ng Man Sun, doing business as
                                        Dragon Insight International Amusement
                                        (Macau) Company

Attest:

                                        By:/s/    Ng Man Sun
                                           ------------------------------------
Name:                                             Ng Man Sun
Title:

                                                        [NUOINTL\AGR:NGTERM.AGR]

                                   EXHIBIT "A"

                                     To the
                               OPERATING AGREEMENT


                                     OWNERS



                  Mr Ng Man Sun
                  Dragon Sight International Amusement
                  (Macau) Company
                  3/E, 200 Connaught Road
                  Hong Kong Central

                  Nona Morelli's II Inc
                  2 Park Plaza, Suite 470
                  Irvine, California USA
                  92714

                                                        [NUOINTL\AGR:NGTERM.AGR]

                                   EXHIBIT "B"

                                     To the
                               OPERATING AGREEMENT


                                   THE CASINOS



The Casinos consist of two gaming facilities owned and operated by Dragon Sight International Amusement (Macau) Company ("Dragon"), the Diamond Casino Holiday Inn and Macau and the Harbour Island Diamond Casino (Hyatt Regency), Macau. The Diamond Casino Holiday Inn opened in February, 1994. The Harbour Island Diamond Casino opened in March, 1991.

Dragon is a sub-licensee, pursuant to an "arrangement" with STDM, who holds a master gaming permit granted by the government of Portugal to Sociedade De Tourism Diversocs De Macau ("STDM"). There is no written contract between STDM and Dragon; Dragon conducts is business at the will of STDM. The arrangement between Dragon and STDM requires Dragon to equip and manage each casino for which Dragon is allowed to retain a percentage of the "net win" equal to 12.5 percent of Macau and Hong Kong resident customers and 42.5 percent of "foreign passport" customers. The balance of the "net win" in both categories is paid to STDM.

STDM is the lessee of each casino and the annual leasehold costs are paid by STDM out of its share of net winnings. Dragon's costs are limited tot he marketing, promotion and operation of the casinos. Gaming is primarily card games; there are no slot machines in the two casinos.

                                                        [NUOINTL\AGR:NGTERM.AGR]